UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

NTN Buzztime, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐ Fees paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1. Amount Previously Paid:_____________________________________________________________________________________

2. Form, Schedule or Registration Statement No.:_____________________________________________________________________

3. Filing Party:_______________________________________________________________________________________________

4. Date Filed:________________________________________________________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 7, 2013

To the Stockholders of NTN Buzztime, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of NTN Buzztime, Inc. will be held at our company headquarters located at 2231 Rutherford Road, Suite 200, Carlsbad, CA 92008, at 9:00 a.m. local time, on June 7, 2013 for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect five directors to hold office until our 2014 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2.	To ratify the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2013;
3.	To approve an amendment to our Restated Certificate of Incorporation to increase the number of total authorized shares from 94,000,000 to 178,000,000 and to increase the number of authorized shares of common stock from 84,000,000 to 168,000,000;
4.	To vote on a non-binding advisory resolution to approve the compensation of our named executive officers;
5.	To vote on a non-binding advisory basis regarding the frequency of future voting on the non-binding advisory vote on the compensation of our named executive officers; and
6.	Any other matters that may properly come before the annual meeting.

Our Board of Directors fixed the close of business on April 12, 2013 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and at any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at our principal executive offices for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

You are cordially invited to attend the meeting in person. To obtain directions to attend the meeting and vote in person, please contact our Secretary at our principal executive offices referenced in the accompanying Proxy Statement.

Whether or not you plan to attend the meeting in person, in order to ensure representation of your shares at the meeting, please promptly complete, date, sign, and return the enclosed proxy in the accompanying envelope or vote by telephone or via the internet in the manner described in the accompanying Proxy Statement. You do not need to return your proxy by mail if you vote either by telephone or via the internet.

The prompt return of your proxy will help to save expenses incurred in further communication. If you send in your proxy card or vote by telephone or via the internet, you may still attend the meeting and vote your shares in person by following the instructions described in the accompanying Proxy Statement. You may revoke your proxy or vote made by telephone or via the internet in accordance with the terms described in the accompanying Proxy Statement.

If you would like to reduce the costs we incur in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To enroll in electronic delivery, please follow the instructions above to vote via the internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 7, 2013:
The Proxy Statement and Annual Report to Stockholders are available at www.buzztime.com.

April 26, 2013	BY ORDER OF THE BOARD OF DIRECTORS

/s/ Kendra Berger
Kendra Berger
Chief Financial Officer and Secretary

Proxy Statement

Annual Meeting of Stockholders to be held June 7, 2013

GENERAL ANNUAL MEETING INFORMATION

General

The enclosed proxy is being solicited on behalf of the Board of Directors of NTN Buzztime, Inc. (“NTN Buzztime,” “we,” “us,” “our” or the “Company”) for use at our annual meeting of stockholders to be held at our headquarters located at 2231 Rutherford Road, Suite 200, Carlsbad, CA 92008, at 9:00 a.m. local time, on June 7, 2013 and at any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. We are first mailing this Proxy Statement, together with the accompanying proxy solicitation materials, to stockholders, and posting it on our corporate website at www.buzztime.com, on or about April 26, 2013.

Proposals You Are Asked to Vote on and the Board’s Voting Recommendations

The matters you will be asked to vote on and the recommendations of our Board of Directors are:

Proposal		Voting Recommendations
1.	To elect five directors to hold office until our 2014 annual meeting of stockholders and until their respective successors are duly elected and qualified;	FOR

2.	To ratify the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2013;	FOR

3.	To approve an amendment to our Restated Certificate of Incorporation to increase the number of total authorized shares from 94,000,000 to 178,000,000 and to increase the number of authorized shares of common stock from 84,000,000 to 168,000,000;	FOR

4.	To vote on a non-binding advisory resolution to approve the compensation of our named executive officers; and	FOR

5.	To vote on a non-binding advisory basis regarding the frequency of future voting on the non-binding advisory vote on the compensation of our named executive officers.	3 YEARS

Except for the proposals described above, our Board of Directors is not aware of any other matters to be presented to you for a vote at the meeting. However, if a matter requiring a vote of our stockholders is properly presented for a vote during the meeting, the recommended vote of our Board of Directors will be communicated to stockholders present at the meeting at that time.

Voting and Quorum

We have one class of voting stock outstanding, designated common stock, $0.005 par value per share. Each share of our common stock is entitled to one vote for each director to be elected and for each other matter to be voted on at the Annual Meeting. Only holders of record of our common stock at the close of business on the record date, April 12, 2013, are entitled to notice of and to vote at the Annual Meeting. There were approximately 71,542,491 shares of our common stock outstanding as of the record date.

The proxy holders will vote all shares of our common stock represented by a properly completed and executed proxy received in time for the Annual Meeting in accordance with the stockholder’s instructions. If you submit your executed proxy but do not but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted in favor of Proposals 1, 2, 3, 4 and, with respect to Proposal 5, in favor of holding future non-binding advisory votes on the compensation of or named executive officers every three years. With respect to any other item of business that may properly come before the Annual Meeting, the proxy holders intend to vote the shares represented by a proxy submitted by a stockholder in accordance with the recommendation of our Board of Directors. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

If you hold your shares of our common stock in a stock brokerage account, or by a bank or other nominee (also known as shares registered in “street name”), you are considered the beneficial owner of such shares held in street name, and these proxy solicitation materials are being furnished to you by your broker, bank or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not submit voting instructions to your broker, bank or other nominee, your broker, bank or other nominee may generally vote your shares in its discretion on proposals designated as “routine” under the rules of the New York Stock Exchange (“NYSE”). However, a broker, bank or other nominee cannot vote shares held in street name on proposals designated as “non-routine” by NYSE rules unless you direct your broker, bank or other nominee as to how to vote your shares. Proposal 2 (the proposal to ratify the appointment of Mayer Hoffman McCann P.C. as our registered independent public accounting firm for the fiscal year ending December 31, 2013) is considered a routine proposal under NYSE rules. All of the other proposals described in this Proxy Statement are considered non-routine proposals under NYSE rules. Accordingly, if you hold your shares in street name and you do not submit voting instructions to your broker, bank or other nominee, your broker, bank or other nominee may exercise its discretion to vote your shares on Proposal 2 but will not be permitted to vote your shares on Proposals 1, 3, 4 or 5. Shares held by brokers, banks or other nominees who vote such shares on any routine proposal will be counted as present for purposes of determining whether a quorum exists, and such shares will constitute “broker non-votes” for all non-routine proposals.

The presence, in person or by proxy, of the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum. Abstentions will be counted as present for purposes of determining whether a quorum exists. Similarly, persons returning executed proxy cards will be counted as present for purposes of determining whether a quorum exists even if they abstain from voting on any or all proposals. As mentioned above, shares held by brokers, banks or other nominees who vote such shares on any routine proposal will be counted as present for purposes of determining whether a quorum exists.

How to Vote

Shareholders of Record

If you are a shareholder of record of shares of our common stock, there are four ways to vote:

•        In person. You may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

•        Via the Internet. You may vote by proxy via the internet at www.proxyvote.com. Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

•        By Telephone. You may vote by dialing 1.800.690.6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

•        By Mail. You may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

Beneficial Owners of Shares Held in Street Name

If you are a beneficial owner of shares of our common stock held in street name, you may vote:

•        In person. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

•        Other Options. You may submit your voting instructions in the manner prescribed by your broker, bank or other nominee by following the instructions provided by your broker, bank or other nominee. The options may include via the internet, by telephone and by mail.

Required Vote

Proposal 1. Election of a director requires the affirmative vote of the holders of a plurality of votes represented by the shares present in person or represented by proxy at a meeting at which a quorum is present. The five nominees receiving the highest number of affirmative votes at the Annual Meeting will be elected as directors. Withhold votes, abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Proposal 2. The appointment of Mayer Hoffman McCann P.C. as our registered independent public accounting firm for the fiscal year ending December 31, 2013 will be ratified by our stockholders if a majority of the votes cast at the Annual Meeting are “FOR” the proposal.  Abstentions and broker non-votes (if any) will not have any effect on the outcome of this proposal.

Proposal 3. The amendment to our Restated Certificate of Incorporation to increase the number of total authorized shares from 94,000,000 to 178,000,000 and to increase the number of authorized shares of common stock from 84,000,000 to 168,000,000 will be approved by our stockholders if a majority of the outstanding shares of our common stock are voted “FOR” the proposal. Abstentions and broker non-votes will have the effect of a vote “AGAINST” this proposal.

Proposal 4. The non-binding advisory resolution to approve the compensation of our named executive officers will be approved by our stockholders if a majority of the votes cast at the Annual Meeting are “FOR” the proposal. Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Proposal 5. The alternative (every year, every other year or every three years) that receives the largest number of votes (other than "abstain") will be designated the stockholders' non-binding preference as to frequency of future voting on the non-binding advisory vote on the compensation of our named executive officers. Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

The inspector of election appointed for the Annual Meeting will tabulate all votes including a separate tabulation of the affirmative and negative votes, abstentions and broker non-votes.

Revocability of Proxies

You may revoke a proxy at any time before it has been voted by taking any one of the following actions:

•        Delivering written notice of revocation to our Secretary.

•        By executing and delivering to our Secretary a proxy dated as of a later date than the proxy to be revoked.

•        By voting by telephone or the internet before 11:59 p.m. Eastern Time on June 6, 2013 (only your latest telephone or internet proxy submitted before 11:59 p.m. Eastern Time on June 6, 2013 will be counted).

•        By attending the Annual Meeting and voting in person. Please note that attendance at the Annual Meeting, in and of itself, without voting in person at the Annual Meeting will not revoke your proxy.

Any written notice of revocation or later dated proxy should be delivered by the close of business on June 6, 2013 to:

NTN Buzztime, Inc.
Attention: Secretary
2231 Rutherford Road, Suite 200
Carlsbad, California 92008

Alternatively, you may hand deliver a written revocation notice or a later dated proxy to our Secretary at the Annual Meeting before voting begins.

Solicitation

We will bear the cost of soliciting proxies. This Proxy Statement and the accompanying proxy solicitation materials, in addition to being mailed directly to stockholders, will be distributed through brokers, custodians and other nominees to beneficial owners of shares of our common stock. We may reimburse such parties for their reasonable expenses in forwarding solicitation materials to beneficial owners. We do not expect these costs to be significant. Our directors, officers or regular employees may follow up the mailing to stockholders by telephone, electronic mail or personal solicitations, but no special or additional compensation will be paid to those directors, officers or employees for doing so.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election

Our bylaws provide that the number of directors constituting the whole board of directors shall be determined by our Board of Directors from time to time. The number of directors as determined by our Board of Directors is currently five, and our Board of Directors currently consists of five members. Our Restated Certificate of Incorporation provides for the annual election of all of our directors. Vacancies on our Board of Directors (including vacancies created by an increase in the authorized number of directors) may be filled solely by our Board of Directors. A director appointed by our Board of Directors to fill a vacancy resulting from the death, resignation, disqualification or removal of a director would hold office for the remainder of the full term of the director whose death, resignation, disqualification or removal created such vacancy, and a director appointed by our Board of Directors to fill a vacancy resulting from an increase in the authorized number of directors would hold office until the next annual meeting of stockholders and, in each case, until such director’s successor shall have become elected and qualified.

Our Board of Directors has selected the following nominees for election as directors at the Annual Meeting. Each such nominee is currently serving on our Board of Directors and each has indicated a willingness to continue to serve as directors if elected. If any of them should decline or be unable to serve as a director, however, the proxy holders will vote for the election of another person as our Board of Directors recommends. If elected, nominees would hold office until our 2014 annual meeting of stockholders and until their respective successors are duly elected and qualified. Proxies may not be voted for a greater number of persons than the number of nominees named herein.

Name	Age (1)	Director Since
Jeff Berg	53	2008
Mary Beth Lewis	55	2009
Steve Mitgang	51	2010
Paul Yanover	46	2012
Tony Uphoff (2)	56	2013

____________________________

(1) As of March 31, 2013.

(2) Mr. Uphoff was appointed to our Board of Directors effective as of March 20, 2013.

The following biographical information is furnished with respect to our directors:

Jeff Berg has served as our Interim Chief Executive Officer since June 2012. He has served on our Board of Directors since August 2008 and as Chairman of our Board of Directors since November 2008. Mr. Berg is a private investor currently serving as the managing member of the General Partner of Matador Capital Partners, LP, an investment partnership that he founded in 2007. Since 2001, he has been Chairman of the Board of Directors and the lead investor in Surfline/Wavetrak Inc., a digital media business. He was also the lead director of Swell Commerce, Inc., a direct marketer of surf apparel and accessories, a company that he co-founded in 1999, until it was sold in December 2009 to Billabong International. From July 2000 to April 2001, Mr. Berg served as Interim Chief Executive Officer of Swell. He was also founder and sole stockholder of Airborne Media LLC, a specialty media company that he founded in 2006, which operates web sites and publishes magazines and other niche-market print products, and sold the majority of its assets in 2009. Between 1995 and 2000, Mr. Berg was Chairman of the Board of Directors of AccentHealth, a provider of segmented, patient education-oriented TV programming to medical waiting rooms. Mr. Berg has over 20 years of experience as a professional investor. From 1994 to 2006, he served as the Chief Investment Officer of Matador Capital Management, and prior to that time, he worked for nine years at Raymond James Financial as a securities analyst. Mr. Berg holds a B.S. in Business Administration from the University of Florida. Mr. Berg was chosen to serve on our Board of Directors because of his experience with out-of-home and digital media, as well as Mr. Berg being a significant shareholder of our Company.

Mary Beth Lewis has served on our Board of Directors since February 2009. From August 2007 to January 2009, Ms. Lewis served as Chief Financial Officer of Fresh Produce Sportswear, Inc., a women’s apparel company. Since August 2009 and also from August 2006 to May 2007, she has been an accounting instructor in the College of Business at Colorado State University. From October 2001 to April 2005, Ms. Lewis served as Chief Financial Officer of Noodles & Company, a restaurant chain. From September 1992 to July 2001, she served as Chief Financial Officer of Wild Oats Markets, Inc., a national natural foods grocery store chain. Ms. Lewis currently serves on the Board of Directors for eBags, Inc., an online retailer of bags and accessories, where she also serves as the chairman of its audit committee. Ms. Lewis holds two undergraduate degrees from West Virginia University: a B.A. in Psychology and a B.S. in Speech Pathology and Audiology. Ms. Lewis also holds an MBA in Accounting and Finance from the University of Pittsburgh. Ms. Lewis was chosen to serve on our Board of Directors because of her financial and corporate governance expertise and her prior experience as a chief financial officer.

Steve Mitgang has served on our Board of Directors since August 2010. Since June 2012, Mr. Mitgang has been serving as Chief Executive Officer of SmartDrive Systems, a company that provides driving intelligence solutions that improve safety, reduce collisions and improve fuel efficiency, and he also has served on SmartDrive’s Board of Directors since June 2012. Since February 2011, he also has been serving on the Board of Directors of MapMyFitness, Inc., an online business featuring fitness-oriented social networks and training applications. From 2007 to 2009, Mr. Mitgang was the President and Chief Executive Officer of Veoh Networks, an internet television company. Prior to his tenure at Veoh Networks, Mr. Mitgang worked at Yahoo! from 2003 to 2007. Mr. Mitgang joined Yahoo! after its acquisition of Overture Services, where he was the head of the Performance Marketing group. From 2001 to 2003, Mr. Mitgang was President and Chief Executive Officer of Keylime Software, a web analytics company that was acquired by Overture Services during Mr. Mitgang’s leadership. Mr. Mitgang holds a degree in Architecture from the University of California, Berkeley. Mr. Mitgang was chosen to serve on our Board of Directors because of his extensive experience in business development, marketing and advertising within the digital media and technology industries.

Paul Yanover has served on our Board of Directors since July 2012. Mr. Yanover currently serves as President of Fandango, LLC, a position he has held since October 2012. From February 2011 to September 2012 he served as President of Lookout Interactive Media, a consulting practice focused on strategy, product development, marketing and monetization for digital media, technology and entertainment companies. From June 2006 to January 2011, Mr. Yanover served as Executive Vice President and Managing Director of Disney Online. From December 2001 to June 2006 he was Senior Vice President in charge of Disney’s Parks and Resorts Online and was a founding executive of the Buena Vista Game Entertainment Studio, a startup within Disney. From July 1999 to December 2001, Mr. Yanover was co-founder and Chief Executive Officer of Ceiva Logic, a consumer electronics company. Since June 2011, Mr. Yanover has served on the board of directors of Clarity Media Group, LLC, a media company. Mr. Yanover holds a double honors Bachelor of Science degree in computer science and economics from the University of Western Ontario, and a Master of Computer Science from the University of Southern California. Mr. Yanover was chosen to serve on our Board of Directors because of his extensive experience in developing and monetizing digital media, marketing and game environments.

Tony Uphoff was appointed to our Board of Directors in March 2013. Since January 2013, Mr. Uphoff has been serving as Chief Executive Officer of Business.com Media, Inc., a leading online B2B solutions company. From September 2006 until June 2012, Mr. Uphoff served as Chief Executive Officer of UBM TechWeb, a provider of digital media, live event and marketing services. Prior to UBM TechWeb, Mr. Uphoff was the founder and Chief Executive Officer of Beliefnet.com, President of VNU Media's Entertainment Group and Publisher of The Hollywood Reporter and InformationWeek. Mr. Uphoff was chosen to serve on our Board of Directors because of his extensive business, marketing and media industry experience.

Board Meetings and Committees

Our business affairs are managed by and under the direction of our Board of Directors. During 2012, our Board of Directors held nine meetings. During 2012, each director attended at least 75% of the aggregate of (i) the total number of board meetings held during such member’s service and (ii) the total number of meetings of committees of our Board of Directors on which he or she served, during the period of such member’s service. The schedule for regular meetings of our Board of Directors for each year is submitted and approved by the Board in advance.

Each committee of our Board of Directors meets as frequently and for such length of time as it deems necessary to carry out its assigned duties and responsibilities. In addition, the chairman of a committee may call a special meeting of that committee at any time if deemed advisable. We currently have two standing committees: (i) Audit and (ii) Nominating and Corporate Governance/Compensation. Our Board of Directors reviews the committees’ duties from time to time and may from time to time form new committees, revise a committee’s structure, or disband committees, depending on the circumstances.

Attendance of Directors at Annual Meeting of Stockholders

We have adopted a policy regarding attendance by members of our Board of Directors at our annual meeting of stockholders. Board members are strongly encouraged to attend the annual meeting. All of the nominees for election as directors who were then members of our Board of Directors attended our 2012 annual meeting of stockholders.

Committee Charters and Code of Ethics

Our Board of Directors has adopted charters for the Audit and the Nominating and Corporate Governance/Compensation Committees, which, among other things, outline the respective duties of the committees. Our Board of Directors has also adopted a code of ethics that applies to all of our employees, officers and directors. These materials are posted on the Corporate Governance section of our website at www.buzztime.com. The information on our website is not incorporated by reference in this Proxy Statement.

Board Leadership Structure and Role in Risk Oversight

Historically, the leadership structure of our Board of Directors has been such that the Chairman of our Board of Directors and our principal executive officer were different individuals. Mr. Berg has served as Chairman of our Board of Directors since November 2008. Mr. Berg was appointed as our Interim Chief Executive Officer as of July 2, 2012 and continues to serve in such capacity. Although Mr. Mitgang, an independent director, replaced Mr. Berg as Chairman of the Nominating and Corporate Governance/Compensation Committee, Mr. Berg has served as both the Chairman of our Board of Directors and as our principal executive officer since July 2, 2012. We do not currently have a lead independent director. We have been and are continuing to search for a qualified permanent chief executive officer, and although the Nominating and Corporate Governance/Compensation Committee believes having different individuals serve as chairman of the board and as principal executive officer provides segregation of duties and independence, for the time being and until we find a qualified permanent chief executive officer, the Nominating and Corporate Governance/Compensation Committee and our Board of Directors believes that, in light of Mr. Berg’s interim role as our principal executive officer, it is appropriate that he serve as both the Chairman of our Board of Directors and our principal executive officer. In addition, serving as Interim Chief Executive Officer allows Mr. Berg to increase the depth of his knowledge of the issues, opportunities, and challenges facing our business, and better positions Mr. Berg to develop agendas that ensure that the time and attention of our Board of Directors are focused on the most critical matters of our business. His combined role also enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees, and customers. Our Board of Directors believes its administration of its risk oversight function to date has not been affected by having Mr. Berg serve as both the Chairman of our Board of Directors and as our principal executive officer.

Our Board of Directors provides oversight to the management of our risk profile, including internal controls over financial reporting, credit risk, interest rate risk, liquidity risk, operational risk, reputational risk and compliance risk. Our Board of Directors monitors and manages these risks through committees in conjunction with management, our independent registered public accounting firm, and other independent advisors. Our executive officers are assigned responsibility for the various categories of risk, with our chief executive officer being ultimately responsible to our Board of Directors for all risk categories. Our executive officers periodically report to and receive input from our Board of Directors and the Audit Committee regarding material risks we face and how we plan to respond to and mitigate these risks.

Board Independence

Our Board of Directors has determined that Mary Beth Lewis, Steve Mitgang, Paul Yanover and Tony Uphoff are each “independent directors” under current NYSE MKT rules.

Board Committee Composition

Audit Committee	Nominating and Corporate Governance/Compensation Committee
Mary Beth Lewis*+	Steve Mitgang+
Tony Uphoff	Paul Yanover
Tony Uphoff

+Chairperson
*Financial Expert

Audit Committee

We have a separately designated standing Audit Committee that operates under a written charter adopted by our Board of Directors. The role of the Audit Committee is to oversee our accounting and financial reporting processes and to oversee the audit of our financial statements. The responsibilities of the Audit Committee include the periodic review of our accounting and financial reporting and internal control policies and procedures, appointing and providing the compensation of the independent registered public accounting firm of certified public accountants to be retained as our independent auditors, reviewing the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure contained in our quarterly and annual reports filed with the Securities and Exchange Commission, or SEC, and reviewing our quarterly and audited annual financial statements. The Audit Committee is currently comprised of two non-employee directors: Ms. Lewis (chair) and Mr. Uphoff, each of whom our Board of Directors has determined is an independent director under the current rules of the NYSE MKT and the Securities Exchange Act of 1934. Our Board of Directors has also determined that Ms. Lewis is an “audit committee financial expert,” as that term is currently defined in Item 407(d)(5) of Regulation S-K. The Audit Committee held five meetings during 2012.

Nominating and Corporate Governance/Compensation Committee

The Nominating and Corporate Governance/Compensation Committee is currently comprised of three non-employee directors: Mr. Mitgang (chair), Mr. Yanover and Mr. Uphoff, each of whom our Board of Directors has determined is an independent director under current NYSE MKT rules. The function of this committee is to administer our benefit and equity incentive plans; determine the amount and form of compensation paid to our chief executive officer; review and administer all compensation arrangements for our other executive officers; and establish and review general policies relating to the compensation and benefits of our officers and employees. In addition, this committee identifies individuals qualified to serve on our Board of Directors; selects, or recommends that our Board of Directors select, nominees for election to our Board of Directors; and develops and implements policies and procedures that are intended to ensure that our Board of Directors will be appropriately constituted and organized to meet its fiduciary obligations to the Company and our stockholders. The Nominating and Corporate Governance/Compensation Committee held seven meetings during 2012.

Director Nominations

Our Nominating and Corporate Governance/Compensation Committee considers new candidates for our Board of Directors suggested by current members of our Board of Directors, management and stockholders. The Nominating and Corporate Governance/Compensation Committee has established qualifications for directors, including the ability to apply fair and independent judgment in a business situation and the ability to represent the interests of all our stockholders and constituencies. A director also must be free of any conflicts of interest that would interfere with his or her loyalty to the Company or our stockholders. In evaluating board candidates, the Nominating and Corporate Governance/Compensation Committee considers the foregoing qualifications as well as several other factors, including the following:

•	independence from management;
•	depth and breadth of relevant business experience, judgment and savvy;
•	age and gender diversity;
•	existing commitments to other businesses and willingness to devote adequate time to board duties;
•	potential conflicts of interests with other pursuits;
•	personal background, including past involvement in SEC inquiries, legal proceedings, criminal record, or involvement in acts of fraud or dishonesty;
•	executive compensation and/or corporate governance background, to aid the Nominating and Corporate Governance/Compensation Committee in determining whether a candidate would be suitable for membership on that committee; and
•	interplay of candidate’s experience and skills with those of other board members.

Other than as described above, the Nominating and Corporate Governance/Compensation Committee has not adopted any specific policy on the issue of considering diversity in identifying nominees for director.

Directors’ Common Stock Ownership Guidelines

To encourage directors to have a direct and material cash investment in shares of our common stock, our Board of Directors has established stock ownership guidelines for members of our Board of Directors. The ownership guidelines strongly suggest that each director hold shares of our common stock, purchased for cash, equal to the following:

•	one times the annual cash retainer for service on our Board of Directors by the second anniversary of the commencement of the director’s board service;

•	two times the annual cash retainer for service on our Board of Directors by the third anniversary of the commencement of the director’s board service; and

•	four times the annual cash retainer for service on our Board of Directors by the fifth anniversary of the commencement of the director’s board service.

At any time between the second and fifth anniversary of any director’s service on our Board of Directors, if (i) such director is not then in compliance with the ownership guidelines set forth above and (ii) our Board of Directors, in its sole discretion, makes a determination that such director is not adhering to the spirit of these guidelines, our Board of Directors may request such director’s immediate resignation from our Board of Directors. In such event, such director must immediately deliver his or her written, unqualified resignation with immediate effect to our Board of Directors.

Director Compensation

We compensate our non-employee directors for their service in such capacity with annual retainer cash payments and equity compensation as described below. Directors who are also our employees do not receive any additional compensation for their services as directors. From time to time, a non-employee director provides us with consulting services, and we may compensate such director for such services. Our director compensation program is subject to review and renewal annually by our Board of Directors on or around the date of our annual meeting of stockholders.

Annual Retainer and Meeting Fees

Our non-employee directors are entitled to receive an annual cash retainer in the amount of $25,000 for their services as directors. The Chairman of our Board of Directors, assuming she or he is a non-employee director, is entitled to receive an additional annual cash retainer of $20,000 for services in such capacity. Due to Mr. Berg’s appointment as our Interim Chief Executive Officer, his annual cash retainer payments (both for his service as a director and as Chairman of our Board of Directors) were discontinued since such appointment. We do not pay our non-employee directors participation fees for meeting attendance.

We pay our non-employee directors an additional annual retainer for their service on board committees as set forth in the table below. As compensation for their additional responsibilities, we pay the chairperson of each board committee a retainer larger than the retainer we pay the other members of the committee. Mr. Berg’s retainer for his membership and chairman position on the Nominating and Corporate Governance/Compensation Committee were discontinued upon his appointment as our Interim Chief Executive Officer.

Additional Annual Retainer
For Board Committee Service	Chairperson	Member
Audit Committee	$10,000	$5,000
Nominating and Corporate Governance/Compensation Committee	$10,000	$5,000

Equity Compensation

As described below, we grant stock option awards to our non-employee directors upon the commencement of their service as a director and upon their re-election to our Board of Directors. The stock option awards are granted under our 2010 Performance Incentive Plan.

In connection with the commencement of a new non-employee director’s term of service, we grant to such new director a stock option to purchase 30,000 shares of our common stock. The exercise price of each of these new director stock option awards is equal to the closing market price of our common stock on the date of grant. During 2013 we changed the vesting terms of these stock options. Until March 20, 2013, 15,000 shares of our common stock subject to the stock option grant was fully vested and exercisable on the date of grant, and the remaining 15,000 shares vested and became exercisable, subject to the director’s continued service, in equal monthly installments beginning in the month immediately following the date of grant and continuing through the date of the next annual meeting of stockholders. Effective March 20, 2013, 15,000 shares of our common stock subject to the stock option grant is fully vested and exercisable on the date of grant, and the remaining 15,000 shares vest and become exercisable, subject to the director’s continued service, in 12 equal monthly installments beginning in the month immediately following the date of grant.

Each non-employee director who is re-elected for an additional term of service is granted an additional stock option to purchase 20,000 shares of our common stock on the date of our annual stockholder meeting. The exercise price of each of these annual stock option awards is equal to the closing market price of our common stock on the date of the annual meeting of stockholders on which it is granted and the shares subject to these awards vest and become exercisable, subject to the director’s continued service, in 12 equal monthly installments thereafter.

Stock option awards granted to non-employee directors as compensation for service on our Board of Directors expire on the earlier of 10 years from the date of grant or 90 days from the date the director ceases to serve on our Board of Directors. In the event of a change in control, as defined in the 2010 Performance Incentive Plan, the Nominating and Corporate Governance/Compensation Committee may in its discretion determine that these stock option awards shall vest and become fully exercisable as of immediately before such change in control.

Compensation of Directors

The following table shows compensation information for all individuals who served as non-employee directors during the year ended December 31, 2012. Mr. Berg served as a non-employee director for part of 2012. Please see “Executive Compensation” below for information regarding compensation awarded to, earned by or paid to Mr. Berg.

2012 Director Compensation

Name	Fees Earned or Paid in Cash	Option Awards (1)	All Other Compensation	Total
Terry Bateman (2)	$25,000	$2,070	$–	$27,070
Mary Beth Lewis	$40,000	$2,070	$–	$42,070
Steve Mitgang	$35,000	$2,070	$–	$37,070
Paul Yanover (3)	$12,500	$3,119	$25,000	$40,619

(1)	The amounts reported in this column represent the aggregate grant date fair value of stock awards and stock options granted during 2012. These amounts were calculated in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, except that any estimate of forfeitures was disregarded. For a description of the assumptions used in computing the dollar amount recognized for financial statement reporting purposes, see Note 10, Stockholders’ Equity, in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 29, 2013. As of December 31, 2012, our non-employee directors had options outstanding to purchase the following number of shares of our common stock:

Name	# of Shares Subject to Outstanding Options
Terry Bateman	60,000
Mary Beth Lewis	60,000
Steve Mitgang	70,000
Paul Yanover	30,000

(2)	Mr. Bateman resigned from our Board of Directors effective March 20, 2013.
(3)	Mr. Yanover was appointed to our Board of Directors on July 2, 2012. The $25,000 reflected in the “All Other Compensation” column is compensation we paid to Mr. Yanover in exchange for one-time consulting services provided to the Company.

Required Vote

The five nominees receiving the highest number of affirmative votes at the Annual Meeting will be elected as directors. Withhold votes, abstentions and broker non-votes will not have any effect on the outcome of a nominee’s election.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROPOSAL.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF MAYER HOFFMAN MCCANN P.C.

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the fiscal year ended December 31, 2012 was Mayer Hoffman McCann P.C. The Audit Committee of our Board of Directors has reappointed Mayer Hoffman McCann P.C. to continue as our independent registered public accounting firm for the year ending December 31, 2013. Our bylaws do not require that our stockholders ratify the selection of Mayer Hoffman McCann P.C. as our independent registered public accounting firm. However, we are submitting the selection of Mayer Hoffman McCann P.C. to our stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Mayer Hoffman McCann P.C. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Mayer Hoffman McCann P.C. will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders present at the Annual Meeting.

Required Vote

The appointment of Mayer Hoffman McCann P.C. as our registered independent public accounting firm for the fiscal year ending December 31, 2013 will be ratified by our stockholders if a majority of the votes cast at the Annual Meeting are “FOR” the proposal. Abstentions and broker non-votes (if any) will not have any effect on the outcome of this proposal.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MAYER HOFFMAN McCANN P.C. TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3

PROPOSAL TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION

TO INCREASE THE NUMBER OF TOTAL AUTHORIZED SHARES FROM 94,000,000 TO

178,000,000 AND TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON

STOCK FROM 84,000,000 TO 168,000,000

Summary

Article IV of our Restated Certificate of Incorporation currently authorizes us to issue up to 94,000,000 shares of stock, of which 84,000,000 shares are designated as common stock and 10,000,000 are designated as preferred stock.

Substantially all of our currently authorized common stock has been either issued or is reserved for issuance. As explained in detail below, as of April 12, 2013, of our currently authorized 84,000,000 shares of common stock, we have only 1,106,587 authorized shares of common stock that are not issued and outstanding or reserved for issuance. Our Board of Directors does not believe that such 1,106,587 shares is sufficient to provide flexibility in considering and planning for potential future corporate needs and growth opportunities. Although we do not have any commitments, arrangements, understandings or agreements at this time, and no assurances can be given in this regard, in the future our Board of Directors may determine it is in the best interest of our Company and our stockholders to do one or more of the following: (i) raise additional capital through the sale of shares of our common stock and/or securities convertible or exercisable for shares of our common stock in order to pursue growth opportunities; (ii) issue shares of our common stock to potential strategic partners in order to pursue potential strategic partnerships; or (iii) use shares of our common stock as consideration to pursue appropriate acquisition or investment opportunities.

Accordingly, on March 22, 2013, our Board of Directors unanimously approved an amendment to Article IV of our Restated Certificate of Incorporation to increase the number of total authorized shares from 94,000,000 to 178,000,000 and to increase the number of authorized shares of common stock from 84,000,000 to 168,000,000. Under Delaware law, this amendment requires approval of both our Board of Directors and our stockholders. We are seeking such stockholder approval by means of this Proxy Statement, and our Board of Directors recommends that our stockholders approve this amendment.

The additional shares common stock will have rights identical to our currently outstanding shares of common stock. The number of authorized shares of our preferred stock will not be affected by this amendment; it will be maintained at 10,000,000 shares, of which 5,000,000 shares are currently designated as Series A Convertible Preferred Stock (which we refer to in this Proxy Statement as our “cumulative convertible preferred stock”) and of which 156,112 shares are currently issued and outstanding.

If this proposal is approved, this will be the first increase in the authorized shares of our common stock since 2003.

During the last three years, we have not issued any shares of common stock other than: (i) pursuant to our equity compensation plans and arrangements, (ii) in connection with our rights offering completed in February 2012, (iii) the annual dividend of 10 cents per share payable on, and to the holders of, the outstanding shares of our cumulative convertible preferred stock in the form of shares of our common stock, and (iv) upon the conversion of outstanding shares of our cumulative convertible preferred stock to common stock. Our past actions are not necessarily predictive of our future actions, but we currently do not have any commitments, arrangements, understandings or agreements to issue any currently authorized and unissued shares of our common stock, or any of the additional shares of common stock that would be authorized by the proposed amendment, except for shares of our common stock that have been and are subject to outstanding options, restricted stock units, warrants and shares of our cumulative convertible preferred stock and shares that have been reserved for future awards that may be granted under our equity compensation plans.

Purpose and Effect of the Amendment

As of April 12, 2013, of our currently authorized 84,000,000 shares of common stock, 71,542,491 shares were issued and outstanding, 2,267,373 shares were reserved and subject to outstanding options, 373,344 shares were reserved and subject to outstanding restricted stock units, 3,732,360 shares were reserved for future awards that may be granted under our stock option plans, 4,500,000 shares were reserved for issuance upon the exercise of outstanding warrants and 477,845 shares were reserved for issuance upon conversion of outstanding shares of our cumulative convertible preferred stock. Accordingly, as of April 12, 2013, we have only 1,106,587 authorized shares of common stock that are not already issued and outstanding or reserved for issuance.

If the proposed amendment is approved by our stockholders, the aggregate number of authorized shares of our common stock will increase from 84,000,000 to 168,000,000, and including the 1,106,587 authorized shares of common stock that are not already issued and outstanding or reserved for issuance as of April 12, 2013, 85,106,587 shares would be available for future issuance by our Board of Directors without any stockholder approval, except as may be required for a particular transaction by applicable law or the rules of any stock market or exchange on which our common stock may then be listed.

The increase in the number of authorized shares of our common stock will allow our Board of Directors to issue shares, should it determine to do so, of our common stock (or securities convertible into or exercisable for shares of our common stock) to support our future potential corporate needs and growth opportunities. Our Board of Directors is required to make any determination to issue shares of our common stock (or securities convertible into or exercisable for shares of our common stock) based on its judgment regarding the best interests of our Company and our stockholders. For example, our Board of Directors could determine to issue additional shares of common stock (or securities convertible into or exercisable for shares of our common stock) in the future in connection with one or more of the following transactions without any stockholder approval (subject to applicable laws or the rules of any stock market or exchange on which our common stock may then be listed that may require stockholder approval):

•	Financing transactions, such as public or private offerings of our common stock or securities convertible or exercisable for shares of our common stock
•	Strategic partnerships, collaborations and other similar transactions
•	Strategic investments
•	Acquisitions
•	Any other proper corporate purposes

We currently do not have any commitments, arrangements, understandings or agreements to issue any currently authorized and unissued shares of our common stock, or any of the additional shares of common stock that would be authorized by the proposed amendment, except for shares of our common stock that have been and are subject to outstanding options, restricted stock units, warrants and shares of our cumulative convertible preferred stock and shares that have been reserved for future awards that may be granted under our stock option plans.

Our common stock consists of a single class, with equal voting, distribution, liquidation and other rights. The additional authorized shares of common stock, if and when issued, would be part of the existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. Our stockholders do not have preemptive rights with respect to the issuance of any shares of our capital stock. There will be no change in the voting, distribution, liquidation or other rights of our common stock as a result of the proposed amendment.

Potential Adverse Effects of the Proposed Amendment

Our Board of Directors is required to make any determination to issue shares of our common stock (or securities convertible into or exercisable for shares of our common stock) based on its judgment regarding the best interests of our Company and our stockholders. Our Board of Directors may determine to issue or reserve shares of common stock (or securities convertible into or exercisable for shares of our common stock) at times, in amounts, and upon terms that our Board of Directors may determine, without stockholder approval or further action by our stockholders, subject to applicable laws or the rules of any stock market or exchange on which our common stock may then be listed that may require stockholder approval.

Our stockholders will not realize any dilution in their voting rights or the value of their shares solely as a result of the increase in the number of authorized shares of common stock. However, because the holders of our common stock are not entitled to preemptive rights, future issuances of shares of our common stock or securities convertible into or exercisable for shares of our common stock: (i) will dilute an individual's stock ownership in our Company and his or her voting interest and power to the extent additional shares of common stock (or securities convertible into or exercisable for shares of our common stock that have the right to vote with the holders of our common stock) are issued; and (ii) if such securities are issued at prices below what an individual stockholder paid for his or her shares of our common stock, will dilute the value of his or her shares of common stock due to the dilutive effect on our earnings per share and book value per share.

Published SEC guidance states that a company proposing to adopt certain amendments to its charter or bylaws should consider disclosing charter and bylaw provisions that could have an anti-takeover effect. This paragraph and the following two paragraphs are in response to this guidance. If the proposed amendment is approved, the availability of additional shares of common stock for issuance could, under certain circumstances, discourage or make more difficult any efforts to obtain control of our Company, including by means of a merger, tender offer or proxy contest to remove or replace members of our Board of Directors. The proposed amendment is not in response to any effort on the part of any party of which we are aware to accumulate shares of our common stock or to acquire control of our Company by means of a merger, tender offer, proxy contest or otherwise, or to change our management.

The following current provisions of our charter and bylaws may have an anti-takeover effect: (i) directors may be removed from office, with our without cause, only by the affirmative vote of the holders of at least 80% of our common stock; (ii) vacancies on our Board of Directors shall be filled solely by the affirmative vote of the majority of the remaining directors then in office, even though less than a quorum of our Board of Directors; (iii) stockholder action must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent of stockholders; (iv) except as required by law, special meetings of stockholders may be called only by our Board of Directors acting pursuant to a resolution adopted by a majority of the entire board of directors; (iii) the authority of our Board of Directors to issue shares of preferred stock, and to fix the relative rights and preferences of the preferred stock, without stockholder approval; (iv) certain notice procedures to be complied with by stockholders in order to make stockholder proposals or nominate directors; (v) the stockholder vote required to amend or repeal the provisions in our bylaws is at least 66.6% of the voting power of our common stock, and the stockholder vote required to alter, amend or repeal the provisions in clauses “(iii)” and “(iv)” (which are set forth in our charter) or to adopt any provision inconsistent with such clauses is at least 80% of the voting power of our common stock.

Under Delaware law, the certificate of incorporation of any corporation may provide that each holder of stock or of any class or classes or of a series or series of stock shall be entitled to cumulative voting. Our certificate of incorporation does not provide cumulative voting rights to any shares of our capital stock.

Risks of Non-Approval

If the proposed amendment is not approved by our stockholders, the number of authorized shares will remain the same and we will have limited flexibility to use shares of our common stock to support our future potential corporate needs and growth opportunities in light of having only 1,106,587 authorized shares of common stock not already issued and outstanding or reserved for issuance as of April 12, 2013. For example, our Board of Directors may be precluded from pursuing the wide range of potential corporate and growth opportunities described above under “—Purpose and Effect of the Amendment” that might be in the best interests of our Company and our stockholders, including (i) raising additional capital in order to pursue potential growth opportunities; (ii) issuing shares of our common stock to potential strategic partners in order to pursue potential strategic partnerships; or (iii) using shares of our common stock as consideration to pursue appropriate acquisition or investment opportunities.

Text of the Proposed Amendment

If the proposed amendment is approved by our stockholders, we will amend our Restated Certificate of Incorporation by amending the first sentence of Article IV in its entirety to read as follows: (additions shown as underlined and deletions shown as ~~struck through~~)

The total number of shares of stock which the corporation shall have authority to issue is 178,000,000 ~~94,000,000~~ shares, of which 168,000,000 ~~84,000,000~~ shares shall be Common Stock, par value $.005 per share, and 10,000,000 shall be Preferred Stock, par value $.005 per share.

The amendment will become effective when a certificate of amendment to our Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, which we intend to file promptly following the Annual Meeting if our stockholders approve the amendment.

Required Vote

The amendment to our Restated Certificate of Incorporation to increase the number of total authorized shares from 94,000,000 to 178,000,000 and to increase the number of authorized shares of common stock from 84,000,000 to 168,000,000 will be approved by our stockholders if a majority of the outstanding shares of our common stock are voted “FOR” the proposal. Abstentions and broker non-votes will have the effect of a vote “AGAINST” this proposal.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF TOTAL AUTHORIZED SHARES FROM 94,000,000 TO 178,000,000 AND TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 84,000,000 TO 168,000,000.

PROPOSAL 4

NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the SEC, we are providing our stockholders the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules in this Proxy Statement (which disclosure includes the related compensation tables included in the “Executive Compensation” section of this Proxy Statement). This non-binding advisory vote is commonly referred to as the “say-on-pay” vote. The vote does not address any specific item of our compensation program, but rather addresses our overall approach to the compensation of our named executive officers described in this Proxy Statement.

As described in more detail below under “Executive Compensation,” our executive compensation programs are designed to attract, retain and motivate talented executives and to reward performance. Our Board of Directors oversees our executive compensation, including the compensation of our named executive officers. We review our compensation plans and programs on an ongoing basis and periodically make adjustments taking into account competitive conditions and other factors. Please read the section entitled “Executive Compensation” below for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officers.

Your vote on this proposal is advisory, and therefore not binding on the Company or our Board of Directors. The vote will not be construed to create or imply any change to the fiduciary duties of our Board of Directors, or to create or imply any additional fiduciary duties for our Board of Directors. The approval or disapproval of this proposal by our stockholders will not require our Board of Directors to take any action regarding our executive compensation practices and will not alter any contractual obligations between the Company and any of our executive officers or other employees.  However, our Board of Directors and its Nominating and Corporate Governance/Compensation Committee values input from our stockholders and will consider the outcome of the vote when making future executive compensation decisions.

We are asking our stockholders to support the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules in this Proxy Statement (which disclosure includes the related compensation tables included in the “Executive Compensation” section of this Proxy Statement). Accordingly, we ask you to vote “For” the following resolution at the Annual Meeting:

“RESOLVED, that, as an advisory matter, the stockholders of NTN Buzztime, Inc. approve the compensation paid to the company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion.”

Required Vote

The non-binding advisory resolution to approve the compensation of our named executive officers will be approved by our stockholders if a majority of the votes cast at the Annual Meeting are “FOR” the proposal. Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL, ON AN ADVISORY, NON-BINDING BASIS, OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS DURING THE YEAR ENDED DECEMBER 31, 2012, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 5

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF
THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the SEC, we are also providing our stockholders an opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers, which we refer to as an advisory vote on executive compensation. By voting on this, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every year, every two years or every three years.

After careful consideration of the various arguments supporting each frequency level, our Board of Directors believes that submitting the advisory vote on executive compensation to stockholders every three years is appropriate for our Company and our stockholders at this time. Our compensation policies and procedures are developed with long-term objectives in mind, which is consistent with a multi-year stockholder approval cycle.

Stockholders are being asked for their views on the frequency of the advisory vote on executive compensation, and are not voting to approve or disapprove the recommendation of our Board of Directors.

Stockholders may cast a vote on the preferred voting frequency by choosing the option of one year, two years, three years (or abstain from voting) when voting in response to the resolution set forth below.

"RESOLVED, that the stockholders of the Company determine, on an advisory basis, that the frequency with which the stockholders of the Company wish to have an advisory vote on the compensation of the Company’s named executive officers as disclosed pursuant to the SEC's compensation disclosure rules is:

•	Choice 1 - every three years;
•	Choice 2 - every two years;
•	Choice 3 - every year; or
•	Choice 4 - abstain from voting.”

Required Vote

The alternative (every year, every other year or every three years) that receives the largest number of votes (other than "abstain") will be designated the stockholders' non-binding preference as to frequency of future voting on the non-binding advisory vote on the compensation of our named executive officers. Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A FREQUENCY OF "THREE YEARS" FOR FUTURE VOTING ON THE NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers as of March 31, 2013:

Name	Age	Position(s) Held
Jeff Berg	53	Interim Chief Executive Officer
Kendra Berger	46	Chief Financial Officer
Vladimir Khuchua-Edelman	39	Chief Content Officer
Barry Chandler	34	Chief Marketing Officer

The following biographical information is furnished with respect to our executive officers other than Mr. Berg. For biographical information related to Mr. Berg, please see “PROPOSAL 1—ELECTION OF DIRECTORS—Nominees for Election” above.

Kendra Berger was appointed our Chief Financial Officer and Secretary in August 2006. Ms. Berger served on our Board of Directors and as Chairperson of our Audit Committee from July 2005 until August 2006. From May 2005 until August 2006, Ms. Berger was the Executive Director of Finance and Controller of Nventa Biopharmaceuticals Corporation. Prior to that, from April 2001 until May 2005, she was the Vice President, Finance and Controller of Discovery Partners International, Inc. Both Nventa Biopharmaceuticals and Discovery Partners International were publicly traded biopharmaceutical companies. Prior to joining Discovery Partners International in 2001, Ms. Berger was the Chief Financial Officer of our company. She is a licensed CPA and a graduate of Ohio University.

Vladimir Khuchua-Edelman was appointed our as Chief Product Officer in July 2012. From February 2011 until July 2012, Mr. Edelman was our Chief Content Officer. Prior to becoming our Chief Content Officer, Mr. Edelman was Chief Marketing Officer from October 2009 to January 2011 at envIO Networks, a start-up focused on real-time behavioral targeting using social content-consumption data. From February 2006 to March 2008, Mr. Edelman held the position of Chief Executive Officer of Ansible, Interpublic Group's mobile marketing agency, a company he founded, and from September 2005 to September 2006, he was Chief Executive Officer of technology platforms provider Soapbox. Prior to Soapbox, Mr. Edelman was Vice President and General Manager for Mobile Worldwide at ESPN and Executive Producer and General Manager at CBS.com. Mr. Edelman holds an M.S. in Financial Journalism from Boston University.

Barry Chandler was appointed as our Chief Marketing Officer in January 2013. Mr. Chandler founded Interactive Hospitality in 2010, a digital marketing agency for the hospitality industry, and served as its Chief Executive Officer until he joined us in January 2013. From August 2004 until February 2010, Mr. Chandler was the founder and Chief Executive Officer of Barkeeper Limited, a hospitality consulting firm with offices in Ireland and the US. Prior to this time, Mr. Chandler served as Food and Beverage Controller with Cunard Cruise Line & The Yachts of Seabourn. Mr. Chandler holds an advanced diploma in International Food and Beverage Management from Salzburg, Austria.

EXECUTIVE COMPENSATION

Compensation Processes and Procedures

The Nominating and Corporate Governance/Compensation Committee of our Board of Directors, or the N&CG/C Committee, has the responsibility for determining the amount and form of compensation paid to our chief executive officer, reviewing and approving all compensation arrangements for our other executive officers, administering our company’s benefit and equity incentive plans and providing guidance over our organizational structure. Our chief executive officer presents compensation recommendations to the N&CG/C Committee with respect to the executive officers who report to him. The N&CG/C Committee may accept or adjust such recommendations. The N&CG/C Committee is solely responsible for determining our chief executive officer’s compensation while our full Board of Directors participates in evaluating the performance of our chief executive officer.

When hiring executive officers, we evaluate compensation rates by externally comparing viable candidates and referencing current public salary survey data to determine the appropriate level of salary, performance-based bonus, and/or equity incentives to present a competitive compensation package in order to attract and retain top talent. Typically, we evaluate between three and five different sources of compensation data to provide relevant market benchmark data for a given executive role. Additionally, the N&CG/C Committee has the authority to engage the services of outside advisors and experts to assist and advise the N&CG/C Committee on matters relating to executive compensation.

Other than the appointment of Mr. Berg as our Interim Chief Executive Officer discussed below, we did not hire any executive officers during 2012. The N&CG/C Committee did not engage the services of outside advisors or experts to assist and advise the N&CG/C Committee on matters relating to executive compensation during 2012.

When we discussed with Mr. Berg the possibility of him serving as our Interim Chief Executive Officer, Mr. Berg offered to accept monthly compensation of $8,250, which annualized equals $99,000. The annual salary for 2011 of our former chief executive officer and president was $375,000. The N&CG/C Committee determined that the $8,250 monthly compensation was below market in light of the salary we paid to our former chief executive officers and presidents, and agreed to compensate Mr. Berg at a rate of $8,250 per month. In addition, unlike in the past where we have awarded new executive officer hires equity awards, Mr. Berg was not granted any equity compensation in connection with his appointment as our Interim Chief Executive Officer. Moreover, when Mr. Berg served as a non-employee director, he waived all stock option grants to which he would otherwise be eligible to receive in such capacity.

During 2012, our named executive officers took voluntary salary reductions in line with our Company’s cost reduction efforts and plans to change company culture. Effective July 1, 2012, Ms. Berger’s annual salary was reduced from $300,000 (which is the same amount it was for 2011) to $250,000, and Mr. Khuchua-Edelman’s annual salary was reduced from $220,000 (which is the same amount it was for 2011) to $215,000. The salary reductions continue in effect as of the date of this Proxy Statement. For the same reasons, Mr. Berg accepted compensation of $8,250 per month to serve as our Interim Chief Executive Officer and Mr. Berg was not granted any equity compensation. The annual salary for 2011 of our former chief executive officer and president was $375,000.

Our Named Executive Officers

All individuals who served as our principal executive officer as well as our two most highly compensated executive officers (other than our principal executive officer) who were serving as executive officers at the end of December 31, 2012 are referred to as our “named executive officers.” Our named executive officers for 2012 were:

Name	Title
Jeff Berg	Interim Chief Executive Officer
Michael Bush	Former President and Chief Executive Officer
Kendra Berger	Chief Financial Officer
Vladimir Khuchua-Edelman	Chief Content Officer

*Mr. Berg was appointed as our Interim Chief Executive Officer effective as of July 2, 2012.

**Mr. Bush resigned as our President and Chief Executive Officer effective as of June 4, 2012. In connection with Mr. Bush’s resignation, on June 5, 2012 our Board of Directors established an Interim Committee of the President to oversee the day-to-day running of our operations. The members of the Interim Committee of the President were Mr. Berg, Ms. Berger and Mr. Khuchua-Edelman. When Mr. Berg was appointed as our Interim Chief Executive Officer, our Board of Directors dissolved the Interim Committee of the President.

Summary Compensation Table

The following table sets forth information concerning compensation during the years ended December 31, 2012 and 2011 awarded to, earned by or paid to our named executive officers

2012 Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation		Total
Jeff Berg	2012	$41,250	(3)	$–	$–	$–	$–	$29,625	(4)	$70,875
Interim Chief Executive Officer and Chairman of the Board	2011	$–		$–	$–	$–	$–	$60,000	(4)	$60,000

Michael Bush	2012	$159,483	(5)	$–	$–	$–	$–	$201,902	(6)	$361,385
President, Chief Executive Officer and Director	2011	$375,000		$–	$–	$165,985	$50,000	$10,165	(7)	$601,150

Kendra Berger	2012	$274,904	(8)	$–	$21,000	$–	$–	$–		$295,904
Chief Financial Officer	2011	$300,000		$–	$–	$–	$–	$–		$300,000

Vladimir Khuchua-Edelman	2012	$217,490	(9)	$–	$35,000	$–	$–	$–		$252,490
Chief Content Officer	2011	$197,699	(10)	$–	$–	$49,435	$–	$55,091	(11)	$302,225

_________________________________

(1)	The amounts reported in these columns represent the aggregate grant date fair value of stock awards and stock options granted during the applicable year. These amounts were calculated in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, except that any estimate of forfeitures was disregarded. For a description of the assumptions used in computing the dollar amount recognized for financial statement reporting purposes, see Note 10, Stockholders’ Equity, in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 29, 2013.

(2)	The non-equity incentive plan compensation amounts reported in this column for 2011 were earned in 2011 and paid in 2012.

(3)	This amount represents payments made to Mr. Berg under a consulting agreement for his services as our Interim Chief Executive Officer.

(4)	These amounts represent the annual retainer fees paid to Mr. Berg for his services as a non-employee director through June 2012. Effective July 1, 2012, Mr. Berg ceased receiving payments as a director in connection with his appointment as our Interim Chief Executive Officer.

(5)	Mr. Bush resigned as our President and Chief Executive Officer effective June 4, 2012 and resigned as a director effective June 8, 2012.

(6)	This amount consists of $187,500 of severance, $8,822 of health insurance coverage under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and $5,580 for taxable reimbursement costs and health and group term life insurance premiums paid for on his behalf while employed with us.

(7)	Consists of $6,360 for Mr. Bush’s portion of health and group term life insurance premiums paid for on his behalf and $3,805 for other taxable reimbursement expenses.
(8)	This amount reflects a voluntary salary reduction from $300,000 to $250,000 effective July 1, 2012.
(9)	This amount reflects a voluntary salary reduction from $220,000 to $215,000 effective July 1, 2012.
(10)	Mr. Khuchua-Edelman’s employment began on April 7, 2011.
(11)	Consists of $55,000 for relocation expense reimbursement and $91 for group term life insurance premiums paid for on his behalf.

Narrative Disclosure to Summary Compensation Table

Agreement with Interim Chief Executive Officer

Mr. Berg was appointed as our Interim Chief Executive Officer effective as of July 2, 2012. In connection with this appointment, we entered into a consulting agreement pursuant to which we agreed to compensate Mr. Berg $8,250 per month for his services as our Interim Chief Executive Officer. We amended the term of the consulting agreement in January 2013 and in March 2013. Currently, the term of the consulting agreement is scheduled to end on June 30, 2013.

For so long as he is serving as our Interim Chief Executive Officer, Mr. Berg agreed to forego any compensation he would otherwise receive in consideration for his services on our Board of Directors from the date he was appointed as our Interim Chief Executive Officer. For 2012, such compensation would have been $30,000.

Agreement with Former President and Chief Executive Officer

Mr. Bush resigned from his position as our President and Chief Executive Officer effective June 4, 2012. In connection with his resignation, we entered into a separation agreement with Mr. Bush pursuant to which, in exchange for a release of claims against our Company, we agreed to pay, and have paid, Mr. Bush severance equal to six months’ base salary, or $187,500, less all applicable withholding taxes. Also as part of his separation agreement, we agreed to pay, and have paid, the premiums required to continue Mr. Bush’s group health care coverage for a six-month period, under the applicable provisions of COBRA, provided that Mr. Bush elected to continue and remain eligible for these benefits under COBRA, and did not obtain health coverage through another employer during this period. Both the severance and COBRA payments are reflected in the Summary Compensation Table above.

As part of Mr. Bush’s amended and restated employment agreement, Mr. Bush was eligible to receive an annual incentive bonus in an amount to be determined by our Board of Directors based on the achievement of performance objectives established by our Board of Directors for that particular period. Mr. Bush’s target potential incentive compensation for fiscal 2011 was 50% of Mr. Bush’s base salary. A portion of his target incentive compensation for 2011 was guaranteed in the amount of $50,000 and is shown in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.”

Voluntary Salary Reduction

As previously discussed, our named executive officers took voluntary salary reductions in line with our Company’s cost reduction efforts and plans to change company culture. Effective July 1, 2012, Ms. Berger’s annual salary was reduced from $300,000 (which is the same amount it was for 2011) to $250,000, and Mr. Khuchua-Edelman’s annual salary was reduced from $220,000 (which is the same amount it was for 2011) to $215,000. The salary reductions continue in effect as of the date of this Proxy Statement. For the same reasons, Mr. Berg accepted compensation of $8,250 per month to serve as our Interim Chief Executive Officer and Mr. Berg was not granted any equity compensation. The annual salary for 2011 of our former chief executive officer and president was $375,000.

Restricted Stock Grants

On August 6, 2012, each of our named executive officers was awarded a restricted stock grant, which is reflected in the “Summary Compensation Table” above in the column entitled “Stock Awards.” The restricted stock grants served both as a retention device and as motivation to improve our financial and operating results.

Ms. Berger was awarded 150,000 shares of restricted stock and Mr. Khuchua-Edelman was awarded 250,000 shares of restricted stock. Subject to continued service to our Company, 25% of the number of shares of restricted stock subject to the awards vests on the six-month anniversary of the grant date. The remaining shares vest, subject to continued service to our Company, in equal monthly installments during the 18-month period thereafter, such that all shares will have vested on the two year anniversary of the grant date. Upon termination of service at any time and for any reason or no reason, all of unvested shares will be forfeited to our Company.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards held by the named executive officers that were outstanding as of December 31, 2012:

			Option Awards				Stock Awards
Name	Date of Grant		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)
Jeff Berg (1)			–	–	–		–	–

Kendra Berger	08/06/12	(2)	–	–	–		150,000	21,000
	09/04/07	(3)	100,000	–	0.95	09/03/17	–	–
	08/28/06	(3)	400,000	–	1.21	08/27/16	–	–
	06/14/06	(4)	20,000	–	1.54	06/13/16	–	–
	07/01/05	(4)	20,000	–	1.88	06/30/15	–	–

Vladimir Khuchua-Edelman	08/06/12	(2)	–	–	–		250,000	35,000
	02/07/11	(3)	80,208	94,792	0.40	02/06/21	–	–

________________________________________

(1)	To date, Mr. Berg has waived all stock option grants to which he would otherwise be eligible to receive in his capacity as a non-employee director. He was not granted any equity compensation in his capacity as Interim Chief Executive Officer.

(2)	Subject to continued service to our Company, 25% of the number of shares of restricted stock subject to the awards vests on the six-month anniversary of the grant date. The remaining shares vest, subject to continued service to our Company, in equal monthly installments during the 18-month period thereafter, such that all shares will have vested on the two year anniversary of the grant date.

(3)	The option vests and becomes exercisable at the rate of 25% of the shares underlying the option on the first anniversary of the option grant date, and the remaining shares underlying the option vest in 36 equal monthly installments thereafter.

(4)	The option was granted for Ms. Berger’s service as a non-employee director and vested and became exercisable in full as of the one year anniversary of the date of grant.

Tax and Accounting Implications

Compensation paid to our Chief Executive Officer and our two other highest compensated officers (each a "Covered Employee") is subject to a $1,000,000 annual deduction limit pursuant to Section 162(m) of the Internal Revenue Code, as amended. This deduction limit does not apply to compensation that qualifies for the performance-based compensation exception under Section 162(m). In 2012, no Covered Employee's total compensation exceeded $1,000,000, and it is similarly expected that in 2013 no Covered Employee's compensation will exceed $1,000,000. However, our Board of Directors and the N&CG/C Committee are aware that the future grant of certain equity compensation awards, other than stock options or stock appreciation rights granted without any discount, under our 2010 Performance Incentive Plan to Covered Employees may not qualify as performance-based compensation and therefore this could potentially cause the $1,000,000 deduction limit to be exceeded in future years. However, our Board of Directors wishes to retain the flexibility to make such awards if necessary and in light of the amount of compensation historically paid to our Covered Employees, does not anticipate that the compensation deduction limit will affect our executive compensation policies.

We account for stock-based payments including equity awards under our equity incentive plans in accordance with the requirements of FASB ASC No. 718, Compensation – Stock Compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage ownership of common stock as of March 31, 2013 by:

•	all persons known to us to own beneficially more than 5% of the outstanding shares of our common stock based on reports filed by each such person with the SEC;

•	each of our directors and nominees for director;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

Except as otherwise indicated in the footnotes to the table below: (i) each of the persons named has sole voting and investment power with respect to the shares of common stock shown, subject to applicable community property and similar laws; and (ii) the address for each person is c/o NTN Buzztime, Inc., 2231 Rutherford Road, Suite 200, Carlsbad, California 92008.

Name	Number of Shares Beneficially Owned (1)	Percent of Common Stock (1)
Directors and Officers:
Jeff Berg (2)	20,605,887	28.8%
Kendra Berger (3)	608,680	*
Vladimir Khuchua-Edelman (4)	214,885	*
Paul Yanover (5)	128,640
Mary Beth Lewis (6)	98,334	*
Steve Mitgang (7)	68,334	*
Tony Uphoff (8)	17,500	*
All of our executive officers and directors as a Group (7 persons) (9)	21,742,260	30.0%
5% Shareholders:
Matador Capital Partners, L.P. (2)	20,575,887	28.8%

* less than 1%

(1)	Included as outstanding for purposes of this calculation are 71,515,854 shares of common stock (the amount outstanding as of March 31, 2013) plus, in the case of each particular holder, the shares of common stock subject to options, warrants, or other instruments exercisable for or convertible into shares of common stock within 60 days after March 31, 2013 held by that person, which instruments are specified by footnote. Shares issuable as part or upon exercise of outstanding options, warrants, or other instruments other than as described in the preceding sentence are not deemed to be outstanding for purposes of this calculation.

(2)	Based upon a Schedule 13D/A filed with the SEC on December 27, 2012 and Mr. Berg’s Form 4 filings, the following person and entities beneficially owned the number of shares set forth below:

Entity or Person	Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
BFK Investments LLC ("BFK")	20,575,887	-	20,575,887	-	20,575,887
Jeffrey A. Berg	20,575,887	30,000	20,545,887	30,000	20,545,887
Matador Capital Partners, L.P. ("Matador")	20,575,887	-	20,575,887	-	20,575,887

Mr. Berg is the Managing Member of BFK. BFK is the general partner of Matador. Each of BFK and Mr. Berg disclaims beneficial ownership in shares of common stock beneficially owned by the other party or by Matador except to the extent of its or his pecuniary interest therein. The address for each of BFK, Mr. Berg and Matador is P.O. Box 55399, St. Petersburg, Florida 33732.

(3)	Includes 540,000 shares subject to options and held by Ms. Berger that are currently exercisable or exercisable within 60 days of March 31, 2013 and 9,985 shares subject to restricted stock units and held by Ms. Berger that will vest within 60 days of March 31, 2013.
(4)	Includes 98,437 shares subject to options held by Mr. Khuchua-Edelman that are currently exercisable or exercisable within 60 days of March 31, 2013 and 20,832 shares subject to restricted stock units and held by Mr. Khuchua-Edelman that will vest within 60 days of March 31, 2013.
(5)	Includes 28,640 shares subject to options held by Mr. Yanover that are currently exercisable or exercisable within 60 days of March 31, 2013.
(6)	Includes 58,334 shares subject to options held by Ms. Lewis that are currently exercisable or exercisable within 60 days of March 31, 2013.
(7)	Comprised of 68,334 shares subject to options held by Mr. Mitgang that are currently exercisable or exercisable within 60 days of March 31, 2013.
(8)	Comprised of 17,500 shares subject to options held by Mr. Uphoff that are currently exercisable or exercisable within 60 days of March 31, 2013.
(9)	Includes 811,245 shares subject to options held by our directors and executive officers that are currently exercisable or exercisable within 60 days of March 31, 2013 and 30,817 shares subject to options held by our executive officers that will vest within 60 days of March 31, 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2012 regarding our compensation plans authorizing us to issue equity securities and the number of securities.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a)
Equity compensation plans approved by security holders	2,374,000	(1)	$ 0.66	5,036,000
Equity compensation plans not approved by security holders	4,500,000	(2)	$ 0.79	-
	6,874,000			5,036,000

(1)	Includes 850,000 shares issuable upon exercise of options and rights granted pursuant to the NTN Buzztime, Inc. 2004 Performance Incentive Plan and 1,524,000 of shares issuable upon exercise of options granted or upon the vesting of restricted stock units granted pursuant to the NTN Buzztime, Inc. 2010 Performance Incentive Plan.

(2)	These 4,500,000 shares are all issuable pursuant to warrants that we granted in connection with the acquisition of assets from iSports and i-am TV during 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2011, there has not been nor are there currently proposed any transactions or series of similar transactions to which we were or are to be a party in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year end for the last two completed fiscal years (which was $121,513) and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Company Policy Regarding Related Party Transactions

Pursuant to its charter, our Audit Committee must review and approve, where appropriate, all related party transactions.

Indemnity Agreements

We have entered into indemnity agreements with each of our directors and executive officers. The indemnity agreements provide that we will indemnify these individuals under certain circumstances against certain liabilities and expenses they may incur in their capacities as our directors or officers. We believe that the use of such indemnity agreements is customary among corporations and that the terms of the indemnity agreements are reasonable and fair to us, and are in our best interests to attract and retain experienced directors and officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers and persons who own more than 10% of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% stockholders also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of Section 16(a) reports furnished to us from such persons for their 2012 transactions and on the written representations that no Forms 5 were required, we believe that all Section 16(a) filing requirements were timely met during 2012, except that one report, covering one transaction, was filed late by Mr. Yanover.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to a written charter adopted by our Board of Directors and reviewed by the Audit Committee annually. As set forth in its charter, the purpose of the Audit Committee is to oversee our accounting and financial reporting processes and oversee the audits of our financial statements. The responsibilities of the Audit Committee include appointing, providing for the compensation of, retaining, evaluating and overseeing the work of our independent registered public accounting firm. Each of the members of the Audit Committee are independent directors under the NYSE MKT and SEC audit committee structure and membership requirements.

Our management is primarily responsible for the preparation, presentation and integrity of our financial statements, our accounting and financial reporting principles, and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function and in connection with the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, the Audit Committee:

•	reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2012 with our management and Mayer Hoffman McCann P.C., our independent registered public accounting firm;

•	discussed with Mayer Hoffman McCann P.C. the matters that are required to be discussed under the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), including the matters required by AU Section 380, Communication with Audit Committees , as adopted by the PCAOB in Rule 3200T;

•	received and reviewed the written disclosures and the letter from Mayer Hoffman McCann P.C. required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence, and discussed with Mayer Hoffman McCann P.C. its independence from our company;

•	based on the above reviews and discussions, recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the SEC; and

•	instructed Mayer Hoffman McCann P.C. that the Audit Committee expects to be advised if there are any subjects that require special attention.

Audit Committee of the Board

Mary Beth Lewis (Chairperson)

Tony Uphoff

Notwithstanding anything to the contrary set forth in any our filings and other documents that might incorporate by reference this Proxy Statement, in whole or in part, the foregoing report of the Audit Committee shall not be incorporated by reference into any such filings or documents.

PRINCIPAL ACCOUNTING FIRM FEES

The following table presents fees for professional audit services rendered by Mayer Hoffman McCann P.C. for the audit of our annual financial statements for 2012 and 2011, the three quarterly reviews for 2012 and 2011, and fees billed for 2012 and 2011 for other services rendered by Mayer Hoffman McCann P.C.

	For the years ended December 31,
	2012	2011
Audit Fees	$207,000	$223,000
Audit-Related Fees (1)	$8,000	$8,000
All Other Fees	$–	$–
	$215,000	$231,000

(1)	Audit-related fees for fiscal years 2012 and 2011 include professional services related to the Company’s employee benefit plan.

The Audit Committee has adopted a Pre-Approval Policy whereby all engagements of our independent auditor must be pre-approved by the Audit Committee. The Audit Committee has delegated to its Chairman the authority to evaluate and approve engagements on behalf of the committee in the event that a need arises for pre-approval between committee meetings. If the Chairman approves any such engagements, the Chairman reports that approval to the full committee at the next committee meeting.

All services must be pre-approved by the Audit Committee except for certain services other than audit, review or attest services that meet the “de minimis exception” under 17 CFR Section 210.2-01, namely:

•	the aggregate amount of fees paid for all such services is not more than 5% of the total fees paid by the Company to its auditor during the fiscal year in which the services are provided;
•	such services were not recognized by the Company at the time of the engagement to be non-audit services; and
•	such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit

During fiscal years 2012 and 2011, there were no such services that were performed pursuant to the “de minimis exception.”

COMMUNICATIONS WITH DIRECTORS

Stockholders may communicate directly with our Board of Directors or an individual director in writing by sending a letter to our Board of Directors or an individual director c/o the Secretary at: NTN Buzztime, Inc. Board of Directors, 2231 Rutherford Road, Suite 200, Carlsbad, California 92008. Our Secretary will promptly forward the communication to the Chairman of our Board of Directors or the director identified in the communication without any editing or screening.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

To be included in our proxy statement for our 2014 annual meeting of stockholders, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 and the requirements of our bylaws.

Our bylaws provide that advance notice of a stockholder’s proposal must be delivered to our Secretary at our principal executive offices not less than 90 calendar days or more than 120 calendar days in advance of the anniversary of the date the proxy statement for the previous year’s annual meeting of stockholders was released to our stockholders. However, our bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than 30 days or delayed by more than 30 days after the anniversary of the previous year’s annual meeting, this advance notice must be received no later than the close of business on the later of the 90th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Stockholders are advised to review applicable SEC rules and our bylaws, which contain additional requirements with respect to submitting stockholder proposals to be included in or proxy materials. Our bylaws are available on the Corporate Governance section of our website at www.buzztime.com. In addition, a copy of the full text of the provisions of our bylaws dealing with stockholder nominations and proposals is available to stockholders from our Secretary upon written request.

Stockholders who wish to submit one or more proposals for inclusion in our proxy statement relating to our 2014 annual meeting of stockholders must submit such proposals so that we receive such proposals at our principal executive offices on or after December 31, 2013 and on or before January 30, 2014. In addition, if we are not notified by January 30, 2014 of a proposal to be brought before our 2014 annual meeting of stockholders by a stockholder, then proxies held by management may provide the discretion to vote against such proposal even though such proposal is not discussed in the proxy statement for such meeting.

Selection of Director Nominees

The Nominating and Corporate Governance/Compensation Committee of our Board of Directors will consider candidates for board membership suggested by other board members, management and stockholders. As a stockholder, you may recommend any qualified person for consideration as a nominee for director by writing to the Nominating and Corporate Governance/Compensation Committee of the Board of Directors, c/o NTN Buzztime, Inc., 2231 Rutherford Road, Suite 200, Carlsbad, California 92008. Recommendations must be received on or after December 31, 2013 and on or before January 30, 2014 to be considered for the 2014 annual meeting of stockholders, and must comply with the requirements in our bylaws. Such stockholder’s recommendation must set forth as to each person whom the stockholder proposes to nominate for election as a director the following information:

•	the name, age and contact information of the candidate;
•	a statement of the candidate’s business and educational experience, including relevant dates and past employment and degrees or certifications received;
•	the class and number of shares of the Company that are beneficially owned by the candidate;
•	information regarding the candidate that is sufficient to enable the Nominating and Corporate Governance/Compensation Committee to evaluate the candidate under the board membership criteria described above under the heading “Director Nominations”;
•	a statement detailing any relationship between the candidate and any of our customers, suppliers or competitors;
•	detailed information regarding any relationship or understanding between the candidate and the stockholder who is submitting the candidate’s nomination;
•	the candidate’s signed written consent to serve on the board if elected; and
•	any additional information relating to the candidate as is necessary in order to comply with the solicitations of proxies for the election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934.

In addition, the recommendation must set forth as to the stockholder making such recommendation, the name and address of such stockholder, the class and number of shares of the Company that are beneficially owned by the stockholder, and any material interest of the stockholder relating to the proposed candidate for director.

The procedures for considering candidates recommended by a stockholder for board membership will be no different than the procedures for candidates recommended by members of our Board of Directors or by management.

HOUSEHOLDING PROXY MATERIALS

The SEC has adopted rules that permit brokers, banks and other nominees to satisfy the delivery requirements of certain documents with respect to two or more stockholders sharing the same address by delivering a single copy of such document addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Under the householding procedure, we send only one Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report to stockholders of record who share the same address and last name, unless one of those stockholders notifies us that the stockholder would like a separate copy of such documents. A separate proxy card is included in the materials for each stockholder of record. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report from the other stockholder(s) sharing your address, please (i) notify your broker, bank or other nominee, (ii) direct your written request to NTN Buzztime, Inc., 2231 Rutherford Road, Suite 200, Carlsbad, California 92008, Attention: Secretary or (iii) contact us by phone at (760) 438-7400. We undertake to deliver promptly, upon any such oral or written request, a separate copy of the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of these documents was delivered. Similarly, if stockholders sharing the same address are receiving multiple copies of Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, and such stockholders would like a single copy to be delivered to them in the future, such stockholders may make such a request by contacting us by the means described above. If you wish to update your participation in householding and your shares are held of record by a broker, bank or other nominee, you may contact your broker, bank, or other nominee or our mailing agent, Broadridge Investor Communications Solutions, at 800-542-1061.

OTHER MATTERS

Accompanying this Proxy Statement is a letter to stockholders from Mr. Berg, Chairman of our Board of Directors and our Interim Chief Executive Officer, together with our 2012 Annual Report.

We will furnish, without charge, to each person to whom this Proxy Statement is being sent a complete copy of our Annual Report on Form 10-K (other than exhibits) for our fiscal year ended December 31, 2012. We will furnish any exhibit to our Annual Report on Form 10-K upon the payment of a fee to cover our reasonable expenses in furnishing such exhibit. Written requests for our Annual Report on Form 10-K should be directed to Ms. Kendra Berger, Secretary, at our corporate offices located at 2231 Rutherford Road, Suite 200, Carlsbad, California 92008.

As of the time of preparation of this Proxy Statement, we do not know of any matter to be acted upon at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, however, the proxy holders will vote the proxies thereon in accordance with their best judgment.

Carlsbad, California

Dated: April 26, 2013

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors
   Nominees

For All	Withhold All	For All Except
▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Jeff Berg   02 Mary Beth Lewis   03 Steve Mitgang   04 Tony Uphoff   05 Paul Yanover

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

The Board of Directors recommends you vote 3 YEARS on the following proposal:

		3 years	2 years	1 year	Abstain
5	To vote on a non-binding advisory basis regarding the frequency of future voting on the non-binding advisory vote on the compensation of our named executive officers.	▢	▢	▢	▢

NOTE: The Board of Directors recommends that you vote "FOR" items 1 through 4 and "3 YEARS" for item 5.
This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL (IF PROPERLY EXECUTED) BE VOTED "FOR" ITEMS 1 THROUGH 4 AND "3 YEARS" FOR ITEM 5.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000175112_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

NTN BUZZTIME, INC.
Annual Meeting of Shareholders
June 7, 2013 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Vladimir Khuchua-Edelman and Kendra Berger, or either of them, as proxies, each with power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, and in their discretion upon such other matters as may come before the meeting, all of the shares of Common Stock of NTN Buzztime, Inc. that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific Daylight Savings Time, on June 7, 2013 at the Company's headquarters located at 2231 Rutherford Road, Carlsbad, CA and any adjournment or postponement thereof, hereby revoking any proxies heretofore given.

Continued and to be signed on reverse side

0000175112_2 R1.0.0.51160